                                                                     EXHIBIT B2
                                FIRST AMENDMENT
                                       TO
                                CREDIT AGREEMENT

     THIS FIRST AMENDMENT TO CREDIT AGREEMENT dated as of January 30, 1998 (this "Amendment") is among KIRBY CORPORATION, a Nevada corporation (the "Borrower"), the banks named on the signature pages hereto, and CHASE BANK OF TEXAS, N.A. (formerly known as Texas Commerce Bank National Association), as Funds Administrator and Agent.

                             PRELIMINARY STATEMENT

     (1) Pursuant to that certain Credit Agreement dated as of September 19, 1997 (the "Existing Credit Agreement"), among the Borrower, the banks named therein, the Fund Administrator and the Agent, the Banks have made a revolving credit facility available to the Borrower upon the terms and conditions set forth therein.

     (2) The Borrower has requested that certain provisions of the Existing Credit Agreement be amended, and the Bank Group has agreed to amend such provisions to the extent and in the manner set forth herein.

     Accordingly, in consideration of the foregoing and the mutual covenants set forth herein, the parties hereto agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

     SECTION 1.01. DEFINED TERMS. All capitalized terms defined in the Existing Credit Agreement, and not otherwise defined herein shall have the same meanings herein as in the Existing Credit Agreement. Upon the effectiveness of this Amendment, each reference (a) in the Existing Credit Agreement to "this Agreement," "hereunder," "herein" or words of like import shall mean and be a reference to the Existing Credit Agreement, as amended hereby, (b) in the Notes and the other Loan Documents to the Existing Credit Agreement shall mean and be a reference to the Existing Credit Agreement, as amended hereby, and (c) in the Loan Documents to any term defined by reference to the Existing Credit Agreement shall mean and be a reference to such term as defined in the Existing Credit Agreement, as amended hereby.

     SECTION 1.02. REFERENCES, ETC. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Amendment shall refer to this Amendment as a whole and not to any particular provision of this Amendment. In this Amendment, unless a clear contrary intention appears the word "including" (and with correlative meaning "include") means including, without limiting the generality of any description preceding such term. No provision of this Amendment shall be interpreted or constructed against any Person solely because that Person or its legal representative drafted such provision.

                                   ARTICLE II
                    AMENDMENTS TO EXISTING CREDIT AGREEMENT

          SECTION 2.01. AMENDMENT TO SECTION 6.01(c). Section 6.01(c) of the Existing Credit Agreement is amended and restated to read as follows:

          "(c) Minimum Net Worth. Permit Net Worth, measured as of the last day of any calendar quarter, to be less than the sum of (i) the Base Equity Amount (as defined below), plus (ii) the lesser of (A) a cumulative amount equal to fifty percent (50%), if positive, zero percent (0%), if negative, of Net Income for each fiscal year ending after September 19, 1997 and (B) $75,000,000. As used herein, the term "Base Equity Amount" means the sum of
     (1) $175,000,000 minus (2) an amount equal to the lesser of (x) $50,000,000 and (y) the net reduction in Net Worth after December 31, 1997 attributable to Borrower's sale, issuance or repurchase of its capital stock."

          SECTION 2.02. AMENDMENT TO SECTION 6.05(ii). Section 6.05(ii) of the Existing Credit Agreement is amended by (a) deleting the word "and" at the end of clause (B) thereof and substituting "," therefor, and (b) adding a new clause (D) to the end of Section 6.05 that reads as follows: ", and (D) the sale of certain assets of Sabine Transportation Company and Kirby Tankships, Inc. to Hvide Marine, Incorporated ("Hvide") and August Trading Company ("August"), consisting of seven (7) Jones Act product tankships, seven (7) harbor tugboats, land and improvements (approximately 30 acres) along the Sabine-Neches Waterway, and certain other property, all as more specifically described in that certain letter of intent dated December 31, 1997 among Hvide, August and the Borrower (the "Offshore Tanker/Harbor Services Sale")".

          SECTION 2.03. AMENDMENT TO SECTION 6.09. Section 6.09 of the Existing Credit Agreement is amended to add the following at the end of such section: "; provided that nothing in this Section 6.09 shall prohibit the consummation of the Offshore Tanker/Harbor Services Sale".

          SECTION 2.04. AMENDMENTS TO ANNEX A. Annex A to the Existing Credit Agreement is amended as follows:

          (a) The definition of Fixed Charges is amended and restated to read as follows:

          "'Fixed Charges' means, for any period, (without duplication ) the sum of (a) all Interest Expense for such period, plus (b) the aggregate rentals paid by the Borrower and its Consolidated Subsidiaries (on a consolidated basis) under Capital Leases during such period, plus (c) all Capital Expenditures made by the Borrower and its Consolidated Subsidiaries during such period (excluding any Capital Expenditures made after the Effective Date for the expansion of such Person's fleet of marine barges, boats and other operating equipment, as opposed to the mere replacement of such Person's existing fleet of marine barges, boats and other operating equipment), plus(d) the aggregate amount of (i) all scheduled principal payments required or made during such period on account of Funded Debt that provides for scheduled principal payments prior to final maturity, and (ii) in the case of any Funded Debt (other than Debt under revolving credit facilities) that has an original term in excess of three years and does not provide for scheduled principal payments prior to its final maturity, an amount equal to one-sixtieth (1/60th) per calendar quarter of the average outstanding principal balance thereof, provided, however, that to the extent such Funded Debt is attributable to a Guaranty by the Borrower or a Consolidated Subsidiary of a limited portion of any Debt of an Excluded Affiliate, the amount included in Fixed Charges pursuant to this clause (d) shall be limited to the Borrower's proportionate share of such Debt (based upon the amount so Guaranteed relative to the total amount of such Debt)."

            (b) The following definition of Offshore Tanker/Harbor Services Sale is added thereto after the definition of Note:

            " 'Offshore Tanker/Harbor Services Sale' has the meaning specified in Section 6.05."

                                  ARTICLE III
                          CONDITIONS TO EFFECTIVENESS

            SECTION 3.01. CONDITIONS TO EFFECTIVENESS. This Amendment shall become effective upon receipt by the Agent of the following, each in form and substance reasonably satisfactory to the Agent and in such number of counterparts as may be reasonably requested by the Agent:

            (a) This Amendment duly executed by the Borrower and the Majority Banks.

            (b) A certificate of the secretary or an assistant secretary of the Borrower certifying (i) true and correct copies of resolutions adopted by the Board of Directors of the Borrower (A) authorizing the execution, delivery and performance by the Borrower of this Amendment, and (B) authorizing officers of the Borrower to execute and deliver this Amendment, and (ii) the incumbency and specimen signatures of the officers of the Borrower executing this Amendment or any other document on behalf of the Borrower.

            (c) A certificate of a Responsible Officer of the Borrower certifying that, after giving effect to this Amendment, (i) the representations and warranties contained in Article IV are true and correct on and as of such date, as though made on and as of such date, and (ii) no Default has occurred and is continuing, or would result from the execution, delivery or performance of this Amendment.

            (d) Certificates of appropriate public officials as to the existence and good standing of the Borrower in the States of Nevada and Texas.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

     In order to induce the Bank Group to enter into this Amendment, the Borrower hereby represents and warrants to the Bank Group as follows:

     SECTION 4.01. EXISTING CREDIT AGREEMENT. After giving effect to the execution and delivery of this Amendment and the consummation of the transactions contemplated hereby, and with this Amendment constituting one of the Loan Documents, the representations and warranties set forth in Article IV of the Existing Credit Agreement are true and correct on the date hereof as though made on and as of such date.

     SECTION 4.02. NO DEFAULT. After giving effect to the execution and delivery of this Amendment and the consummation of the transactions contemplated hereby, no Default or Event of Default has occurred and is continuing as of the date hereof.

                                   ARTICLE V
                                 MISCELLANEOUS

     SECTION 5.01. AFFIRMATION OF LOAN DOCUMENTS. The Borrower hereby acknowledges and agrees that all of its obligations under the Existing Credit Agreement, as amended hereby, and the other Loan Documents shall remain in full force and effect following the execution and delivery of this Amendment, and such obligations are hereby affirmed, ratified and confirmed by the Borrower.

     SECTION 5.02. COSTS AND EXPENSES. The Borrower agrees to pay on demand all reasonable costs and expenses incurred by the Agent and the Funds Administrator in connection with the preparation, execution, delivery, filing, administration and recording of this Amendment and any other agreements delivered in connection with or pursuant to this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of Andrews & Kurth L.L.P., special counsel to the Agent.

     SECTION 5.03. SUCCESSORS AND ASSIGNS. This Amendment shall be binding upon and inure to the benefit of the Borrower and the Bank Group and their respective successors and assigns.

     SECTION 5.04. CAPTIONS. The captions in this Amendment have been inserted for convenience only and shall be given no substantive meaning or significance whatsoever in construing the terms and provisions of this Amendment.

     SECTION 5.05. COUNTERPARTS. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

     SECTION 5.06. GOVERNING LAW. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Texas.

     SECTION 5.07. FINAL AGREEMENT OF THE PARTIES. THE EXISTING CREDIT AGREEMENT (INCLUDING THE EXHIBITS THERETO), AS AMENDED BY THIS AMENDMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT
ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                       KIRBY CORPORATION

                                       By: /s/ BRIAN K. HARRINGTON
                                           ---------------------------------
                                       Name:   Brian K. Harrington
                                       Title:  Senior Vice President


                                       CHASE BANK OF TEXAS, N.A. (formerly
                                       known as Texas Commerce Bank National
                                       Association), as Funds Administrator, as
                                       Agent, and individually as one of the
                                       Banks

                                       By: /s/ MICHAEL ONDRUCH
                                           ---------------------------------
                                       Name:   Michael Ondruch
                                       Title:  Vice President


                                       ABN AMRO BANK N.V.

                                       By: /s/ DAVID P. ORR
                                           ---------------------------------
                                       Name:   David P. Orr
                                       Title:  Vice President

                                       By: /s/ LAURIE C. TUZO
                                           ---------------------------------
                                       Name:   Laurie C. Tuzo
                                       Title:  Group Vice President


                                       CITIBANK, N.A.

                                       By: /s/ JOHN F. HEUSS
                                           ---------------------------------
                                       Name:   John F. Heuss
                                       Title:  Vice President

                                   CORESTATES BANK, N.A.



                                   By: /s/ S. SCOTT GATES
                                      ----------------------------
                                   Name: S. Scott Gates
                                   Title: Vice President


                                   DEPOSIT GUARANTY NATIONAL BANK



                                   By: /s/ STEVEN W. AINSWORTH
                                      ----------------------------
                                   Name: Steven W. Ainsworth
                                   Title: V.P.


                                   WELLS FARGO BANK



                                   By: /s/ NIPUL V. PATEL
                                      ----------------------------
                                   Name: Nipul V. PATEL
                                   Title: Relationship Manager